Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

IBuyDigital.com, Inc.

We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Form S-1 of our report dated November 23, 2004, except for certain matters as to which the dates are December 2, 2004, December 14, 2004, January 1, 2005 and January 4, 2005 on the financial statements of IBuyDigital.com, Inc. as of December 31, 2002 and 2003 and September 30, 2004 which appear in such Prospectus. We also consent to the reference to our Firm under the captions “Experts” and “Selected Financial Data” in such Prospectus.

/s/    Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP

New York, New York

January 13, 2005